Exhibit (a)(1)(E)

OFFER TO PURCHASE
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
TARGANTA THERAPEUTICS CORPORATION
BY
BOXFORD SUBSIDIARY CORPORATION
A WHOLLY OWNED SUBSIDIARY OF
THE MEDICINES COMPANY
AT
$2.00 PER SHARE NET TO THE SELLER IN CASH
PLUS
UP TO $4.55 PER SHARE IN CONTINGENT CASH PAYMENTS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, FEBRUARY 24, 2009, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated January 27, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to an offer by Boxford Subsidiary Corporation (“Offeror”), a wholly owned subsidiary of The Medicines Company (“MDCO”), to purchase all the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Targanta Therapeutics Corporation (“Targanta”), for consideration of (1) $2.00 per Share, net to the seller in cash, plus (2) the contractual right to receive up to an additional $4.55 per Share in contingent cash payments (together the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”), enclosed herewith. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon.

We are the holder of record of Shares held by us for your account. A tender of these Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer Price is $2.00 per Share, net to you in cash, plus the contractual right to receive up to an additional $4.55 per Share in contingent cash payments, upon the terms and subject to the conditions of the Offer. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon.

2. The Offer is made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 12, 2009, among MDCO, Offeror and Targanta (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, Offeror will be merged with and into Targanta (the “Merger”). Following the effective time of the Merger, Targanta will continue as the surviving corporation and become a wholly owned subsidiary of MDCO, and the separate corporate existence of Offeror will cease.

4. The board of directors of Targanta has (1) determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of Targanta and its stockholders, (2) approved the Merger Agreement, the Offer and the Merger and (3) recommended that Targanta’s stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009, unless the Offer is extended.

6. You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the tendering of Shares pursuant to the Offer.

7. The Offer is conditioned upon, among other things, at least a majority of the outstanding Shares on a fully diluted basis having been validly tendered in accordance with the terms of the Offer and not properly withdrawn. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

Holders of Shares whose certificates of Shares (“Shares Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to American Stock Transfer & Trust Company, as the Depositary, on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, may be able to tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. MDCO and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute of any jurisdiction. If MDCO and Offeror become aware of any valid statute of any jurisdiction prohibiting the making of the Offer or the acceptance of the Shares, MDCO and Offeror will make a good faith effort to comply with such statute. If, after a good faith effort, MDCO and Offeror cannot comply with the statute of the jurisdiction, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the Targanta stockholders in that jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
TARGANTA THERAPEUTICS CORPORATION
BY
BOXFORD SUBSIDIARY CORPORATION
A WHOLLY OWNED SUBSIDIARY OF
THE MEDICINES COMPANY
AT
$2.00 PER SHARE NET TO THE SELLER IN CASH
PLUS
UP TO $4.55 PER SHARE IN CONTINGENT CASH PAYMENTS

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated January 27, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by Boxford Subsidiary Corporation, a wholly owned subsidiary of The Medicines Company, to purchase all the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Targanta Therapeutics Corporation for consideration of (1) $2.00 per Share, net to the seller in cash, plus (2) the contractual right to receive up to an additional $4.55 per Share in contingent cash payments, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to Be Tendered*   Shares

Account Number:

Tax Identification or Social Security Number(s):

Signature(s):

Please Print Name:

Address:

Area Code and Telephone:

Dated:  , 2009

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.